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                                                                 Exhibit (l)(26)
                               PURCHASE AGREEMENT


         AGREEMENT dated this 11th day of January 2000, by and between Armada Funds (the "Trust"), a Massachusetts business trust, and SEI Investments Distribution Co. ("SEI"), a Massachusetts corporation.

         1. The Trust hereby offers SEI and SEI hereby purchases $100 worth of Special Series 2 shares of beneficial interest (no par value per share) representing interests in the Trust's Equity Index, Total Return Advantage, Enhanced Income, and GNMA Funds and $100 worth Special Series 3 shares of beneficial interest (no par value per shares) of each of the Trust's Money Market, Small Cap Value, Equity Growth, Equity Income, Small Cap Growth, International Equity, Core Equity, Tax Managed Equity, Equity Index, Enhanced Income, Total Return Advantage, GNMA, Intermediate Bond, Bond, National Tax Exempt Bond, Ohio Tax Exempt Bond, and Pennsylvania Municipal Bond Funds (collectively known as "Shares").

         2. SEI hereby acknowledges receipt of $100 worth of Shares of each of the above Funds. The Trust hereby acknowledges receipt from SEI of funds in the amount of $100 (as indicated above) for each such Fund Shares.

         3. SEI represents and warrants tot he Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         4 The names "Armada Funds" and "Trustees of Armada Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of January 28, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Armada Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 11th day of January 2000.


                                    ARMADA FUNDS

Attest:


/s/ Terri L. Pasek                  By:    /s/ Herbert R. Martens, Jr.
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                                           Herbert R. Martens, Jr., President


                                           SEI INVESTMENTS DISTRIBUTION CO.

Attest:

/s/ Vicky M. Cotugno                By:    /s/ Lynda J. Striegel
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                                           Vice President & Assistant Secretary
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